EXHIBIT 99.1

REPORT FOR THE SECOND QUARTER 2011

AND FOR THE PERIOD

JULY 1, 2011 THROUGH AUGUST 17, 2011 (LIQUIDATION OF PARTNERSHIP)

To the Limited Partners of Cronos Global Income Fund XV, L.P.:

The Partnership is in its 18th year of operations and, as we have discussed in prior quarterly reports, is in its liquidation phase wherein the General Partner focuses its attention on the retirement of the remaining equipment of the Partnership’s fleet. The Partnership disposed of 348 containers during the second quarter of 2011, and, at June 30, 2011, the Partnership’s fleet consisted of approximately 24% of the original combined fleet. With the reduction in the size of the Partnership’s container fleet, the administrative expenses incurred by the Partnership as a percent of its gross revenues have increased. For this reason, and the current favorable market for the sale of container assets, CCC, as the General Partner, concluded that it would be in the best interest of the Partnership and its Limited Partners to sell its remaining containers in bulk.

CCC distributed a request for proposal (“RFP”) on May 31, 2011 to various third parties, seeking their interest in purchasing the Partnership’s remaining containers. The RFP solicited bids for the Partnership’s remaining on-hire and off-hire containers subject to master lease and term lease (“Operating Containers”), and certain containers subject to direct financing leases.

On August 1, 2011, the Partnership sold 9,055 of its remaining containers and its direct financing leases to a third-party purchaser. With the completion of this sale, the Partnership has now resolved to wind up and dissolve. CCC will proceed with the orderly liquidation of the Partnership, the payment of its remaining liabilities, and the distribution of the net proceeds of the Partnership’s liquidation to the General and Limited Partners. The Partnership reported on the sale in its Current Report on Form 8-K with an event date of August 1, 2011, and includes a copy of this 8-K report on the sale with this letter.

At this time, the Partnership is suspending further cash distributions from operations and sales proceeds. The Partnership will make one final liquidating distribution to the Limited Partners of the Partnership, representing the net proceeds generated from the sale of the Partnership’s containers and its remaining assets, after payment or reservation for payment of the Partnership’s remaining liabilities. CCC estimates the liquidating distribution to be between $13,000,000 and $13,500,000, or $1.82 to $1.89 per outstanding unit of limited partnership interest. The actual liquidating distribution may differ from this estimate, depending upon the amount of the Partnership’s remaining expenses and liabilities to be discharged in connection with its dissolution. CCC anticipates making the final liquidating distribution on or about September 15, 2011 to Limited Partners of record on August 1, 2011.

We would like to express our sincere appreciation to all Limited Partners for their support. In our 32 years of successfully managing marine container investment programs, we have welcomed the opportunity to assist you in pursuing your investment objectives.

August 31, 2011	CRONOS CAPITAL CORP. The General Partner